Exhibit 4.8

Capital and Business Alliance Agreement*

RIBERESUTE CORPORATION

SYLA Technologies Co., Ltd.

January 23, 2024

Capital and Business Alliance Agreement

RIBERESUTE CORPORATION (“RIBERESUTE”) and SYLA Technologies, Co., Ltd. (“SYLA”) shall enter into a Capital and Business Alliance Agreement (the “Agreement”) as follows, in connection with SYLA’s acquisition of shares of RIBERESUTE from the Sellers (as defined in Article 2.1), who are the major shareholders of RIBERESUTE.

Chapter 1 General Provisions

Article 1.1 (Definitions)

In this Agreement, the terms used in the following items shall have the meanings set forth in those items.

(1)	The “Other Party” refers to SYLA for RIBERESUTE and to RIBERESUTE for SYLA.

(2)	“Advisors, etc.” means attorneys, patent attorneys, certified public accountants, tax accountants, financial advisors and other advisors.

(3)	“Shares, etc.” means shares, stock acquisition rights, bonds with stock acquisition rights, convertible bonds, stock subscription rights, and other securities or rights that enable new acquisition of shares.

(4)	“Affiliate” has the meaning defined in Article 8, Paragraph 5 of the Regulations Concerning Terminology, Forms and Preparation Methods of Financial Statements, etc.

(5)	“Permissions” means authorization, license, approval, consent, registration, notification, report, accreditation, certification, and other similar acts or procedures by judicial or administrative agencies as required by relevant laws and regulations.

(6)	“Contract, etc.” means contracts, arrangement or other agreement (whether written or oral)

(7)	“Subsidiary” has the meaning defined in Article 8, Paragraph 3 of the Ordinance on Terminology, Forms and Preparation Methods of Financial Statements, etc.

(8)	“Event of Default, etc.” means any event of default, breach, modification, refusal to renew, cancellation, termination, or expiration of a contract, etc., any event of forfeiture of the benefit of time, or any event of indemnity of the other party to the contract, or any event that will fall under any of these events by notice or other prescribed act or the passage of time, or both.

(9)	“Judicial and Administrative Agencies, etc.” means domestic and foreign courts, arbitrators, arbitration institutions, supervisory authorities and other judicial and administrative agencies, self-regulatory organizations and designated accreditation organizations.

(10)	“Judgment of Judicial and Administrative Agencies, etc.” means a judgment, decision, order, judicial settlement, license, approval, etc., administrative guidance, or other judgment of a judicial or administrative body, etc.

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(11)	“Litigation, etc.” means domestic or foreign litigation, arbitration, conciliation, provisional seizure, attachment, temporary restraining order, provisional seizure, disposition for delinquency, compulsory execution, provisional disposition, trial proceedings, opposition proceedings, investigation proceedings, or any other judicial or administrative proceedings.

(12)	“RIBERESUTE Group” means RIBERESUTE and its subsidiaries, and “RIBERESUTE Group Companies” means each company included in the RIBERESUTE Group.

(13)	“RIBERESUTE Subsidiaries” means WAKABA Corporation, RIBERESUTE CORPORATION TAIWAN, and River Sky Homes Co.

(14)	“SYLA Group” means SYLA and its subsidiaries, and “SYLA Group Companies” means each company included in the SYLA Group.

(15)	“SYLA Subsidiaries” means SYLA Solar Co., Ltd., SYLA Brain Co., Ltd., and SYLA Biotech Co, Ltd.

(16)	“Antisocial forces” means organized crime groups, members of organized crime groups, quasi-constituents of organized crime groups, related companies or association of organized crime groups, quasi-organized crime groups, corporate racketeers, etc., and persons who fall under any of these categories (“Members of Organized Crime Groups, etc.”), as well as persons those who fall under any of the following categories and who a person who has not yet passed five years since he/she ceased to fall under any of these categories.

(i) Having a relationship in which it is deemed that the management is controlled by Members of Organized Crime Groups, etc.

(ii) Having a relationship in which a Members of Organized Crime Groups, etc. is deemed to be substantially involved in the management of the company.

(iii) Having a relationship that is deemed to involve unjustified use of the Members of Organized Crime Groups, etc., such as with the intent to gain unjust profits for oneself or a third party, or to cause damage to a third party.

(iv) Having a relationship that is recognized as being involved in providing funds, etc. or benefits to a Members of Organized Crime Groups, etc.

(v) A director or a person substantially involved in the management of the company has a socially reprehensible relationship with a Members of Organized Crime Groups, etc.

(iv) Using oneself or a third party to commit any of the following acts:

(a)	Violent demanding behavior
(b)	Unreasonable demands beyond legal responsibility
(c)	Threatening words or deeds or using violence in connection with a transaction
(d)	Acts of spreading false rumors, using deceptive means or force to damage the credibility of a third party or obstruct the business of a third party.
(e)	Other acts equivalent to (a) through (d)

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(17)	“Laws and Regulations” means domestic and foreign laws, cabinet orders, ministerial ordinances, cabinet orders, notifications, rules, orders, ordinances, guidelines, and other regulations established by judicial and administrative bodies.

(18)	Each of the following terms shall have the meaning given to it in the corresponding right-hand column.

Defined Terms	Clauses defined
SYLA	defined to above
SYLA Director	Article 4.1.
Closing Date	Article 2.1.
Sellers	Article 2.1.
Seller 1	Article 2.1.
Seller 2	Article 2.1.
Seller 3	Article 2.1.
Seller 4	Article 2.1.
Taxes and Public Dues	Exhibit 3.1.1, Section 17, Item 1.
Damages, etc.	Article 6.1, Section 1
Confidential Information	Article 8.2, Section 1
Compensation Limit	Article 6.1, Section 2
Shares	Article 2.1.
Share Transfer	Article 2.1.
Business Alliance	Article 5.1, Section 1
Violation of the Agreement	Exhibit 3.1.1 Section 12.
Transfer Agreement	Article 2.1.
Agreement	Defined above
Core Business	Exhibit 3.1.1 Section 1.
Assets for this business	Exhibit 3.1.1 Section 8.1.
Capital Participation	Article 2.1.
RIBERESUTE	Defined above

Chapter 2 Capital Participation

Article 2.1 (Capital Participation by Share Transfer)

RIBERESUTE and SYLA confirms that SYLA has participated in capital of RIBERESUTE (“Capital Participation”) by acquiring (the “Share Transfer”) 2,158,800 shares (the “Shares”), owned by the Sellers, of outstanding shares of RIBERESUTE from Jun Planning Co., Ltd. (“Seller 1”), Nobukazu Kawai (“Seller 2”), Junji Kawai (“Seller 3”), and Akie Kawai (“Seller 4”; collectively with Seller 1, Seller 2, and Seller 3, the “Sellers”) as of January 12, 2024 (the “Closing Date”) pursuant to the Share Transfer Agreement (the “Share Transfer Agreement”) with the Sellers.

Seller	Number of shares	Percentage of shares held (excluding treasury stock)
Seller 1	1,668,400	15.75%
Seller 2	264,400	2.50%
Seller 3	224,000	2.12%
Seller 4	2,000	0.02%
Total	2,158,800	20.39%

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Chapter 3. Representations and Warranties

Article 3.1 (RIBERESUTE’s Representations and Warranties)

1	RIBERESUTE represents and warrants to SYLA that the matters set forth in Exhibit 3.1.1 are true and correct as of the date of execution of this Agreement and the effective date of the Business Alliance (or, if a timing is specified in each item of Exhibit 3.1.1, such timing).

2	The fact that SYLA (including its officers, employees and advisors, etc.) is or may be aware of any fact that constitutes or may constitute a breach of RIBERESUTE’s representations and warranties pursuant to the preceding paragraph shall not affect the existence or scope of RIBERESUTE’s liability with respect to such representations and warranties, nor shall it affect in any way SYLA’s claims for compensation or other remedies as set forth in Section 6.

Section 3.2 (SYLA’s Representations and Warranties)

1	SYLA represents and warrants to RIBERESUTE that the matters relating to SYLA set forth in Exhibit 3.2.1 are true and correct as of the date of execution of this Agreement and the effective date of the Business Alliance (or, if a timing is specified in each item of Exhibit 3.2.1, such timing).

2	The fact that RIBERESUTE (including its officers, employees and advisors) is or may be aware of any fact that constitutes or may constitute a breach of SYLA’s representations and warranties pursuant to the preceding paragraph shall not affect the existence or scope of SYLA’s liability with respect to such representations and warranties, nor shall it affect in any way RIBERESUTE’s claim for compensation or other remedies available to the Sellers as provided in Section 6.

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Chapter 4. Post Capital Participation Operations

Article 4.1 (Conduct of Business)

1	After the Capital Participation becomes effective, RIBERESUTE shall notify SYLA in advance of the Agreement and other matters related to the Capital Participation and the Business Alliance that will be presented to its Board of Directors.

2	After the Capital Participation becomes effective, RIBERESUTE shall not, without the prior consent of SYLA and insofar as it does not violate the principle of equality of shareholders, take any of the following actions or cause any third party, including RIBERESUTE Group Companies, to take any of the following actions.

(1)	Capital alliance with other third parties, business alliance or cooperation involving activities that are equivalent or similar to all or part of the Business Alliance, and negotiation, provision of information, or communication related to any other activities that make the formation of the Business Alliance difficult.

(2)	Introducing existing shareholders to third parties and other actions facilitating the purchase of shares of RIBERESUTE Group companies by third parties.

Article 4.2 (Notification)

1	If RIBERESUTE becomes aware of (i) a fact that is or may be contrary to any of RIBERESUTE’s representations and warranties set forth in Article 3.1, or (ii) a fact that is or may be a breach by RIBERESUTE of any of its obligations under the Agreement, RIBERESUTE shall promptly notify SYLA in writing of its awareness of such facts and the basis for such awareness and, to the extent not contrary to the principle of equality of shareholders, shall consult with SYLA in good faith and make every effort to reach a reasonable resolution thereof. However, even in the event of such notification and consultation, RIBERESUTE shall not be exempted from liability based on a breach of its own obligations or representations and warranties.

2	IF SYLA becomes aware of (i) a fact that is or may be contrary to any of SYLA’s representations and warranties set forth in Article 3.2, or (ii) a fact that is or may be a breach by RIBERESUTE of any of its obligations under the Agreement, SYLA shall promptly notify RIBERESUTE in writing of its awareness of such facts and the basis for such awareness and, shall consult with RIBERESUTE in good faith and make every effort to reach a reasonable resolution thereof. However, even in the event of such notification and consultation, SYLA shall not be exempted from liability based on a breach of its own obligations or representations and warranties.

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Article 4.3 (Nomination of Candidates for Directors, etc.)

1	After the Business Alliance becomes effective, RIBERESUTE shall hold an extraordinary meeting of shareholders by the end of April 2024 to nominate one person nominated by SYLA as a candidate for director (if such candidate is elected by resolution at such special meeting of shareholders, such person shall be referred to as a “SYLA Director”).

2	Upon the appointment of SYLA Director, RIBERESUTE shall enter into a liability limitation agreement with SYLA Director as provided for in Article 427 of the Companies Act, and shall add SYLA Director as an insured under the directors’ and officers’ liability insurance policy provided for in Article 430-3 of the Companies Act that has been entered into. However, the conclusion of the liability limitation agreement pursuant to this paragraph shall be limited to SYLA Director who are eligible to conclude the liability limitation agreement under the Companies Act.

3	Upon request from SYLA, and to the extent practically reasonable and not in violation of the principle of equality of shareholders, RIBERESUTE shall and shall have RIBERESUTE Group Companies to cooperate with SYLA in order for SYLA’s officers and employees and advisors commissioned by SYLA to obtain access to books and other materials, offices and other facilities and property, and access to officers and employees relating to RIBERESUTE Group Companies.

Chapter 5. Business Alliance

Article 5.1 (Negotiations on Business Alliance)

1	With respect to the business or operations of both parties, including those stipulated in each of the following items, RIBERESTE and SYLA shall promote joint activities and other collaborations as stipulated in each item and shall deepen their alliance relationship (“Business Alliance”).

(1)	Complementary products
(2)	Complementary geographic coverage
(3)	Expansion of real estate crowdfunding business
(4)	Promotion of internet marketing
(5)	Real estate development
(6)	Strengthening real estate management
(7)	Strengthening building construction operations
(8)	Promotion of digital transformation
(9)	Reduction of operational costs
(10)	Personnel exchange
(11)	ESG Management

2	After the Business Alliance becomes effective, RIBERESUTE shall not enter into any business alliance or other cooperation with any other third party involving activities that are the same as or similar to all or part of the activities of the Business Alliance without the prior written consent of SYLA.

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Chapter 6. Compensation

Article 6.1 (Compensation)

1	In the event that RIBERESUTE incurs any damage, loss or expense (including those based on claims by third parties and including, to the extent reasonable, expenses for advisors, etc.; hereinafter referred to as “Damages, etc.”) to SYLA arising out of or in connection with a breach of this Agreement, RIBERESUTE shall promptly compensate SYLA for such Damages, etc. to the extent that such compensation does not violate the principle of equality of shareholders.

2	The cumulative total of the amounts to be compensated by RIBERESUTE pursuant to the preceding paragraph shall be limited to the sum (“Maximum Compensation Amount”) of the Share Transfer Price of 1,988,254,800 yen as provided in the Share Transfer Agreement and the expenses, fees and all other costs (including, but not limited to, costs related to advisors, etc.) incurred by SYLA in connection with the preparation, execution and performance of the Share Transfer Agreement. However, this limitation shall not apply to compensation based on violations caused by or related to intentional or gross negligence by RIBERESUTE.

3	If SYLA causes any loss or damage to Seller arising out of or in connection with a breach of this Agreement, SYLA shall promptly indemnify RIBERESUTE for such loss or damage.

4	The cumulative total of the amounts to be compensated by SYLA under the preceding paragraph shall be up to the Maximum Compensation Amount. However, this shall not apply to compensation based on violations caused by or related to intentional or gross negligence by SYLA.

5	In the event that RIBERESUTE and SYLA claim compensation from the other party pursuant to the provisions of this Article, RIBERESUTE and SYLA shall, to the extent reasonably possible, indicate in writing to the other party the nature and amount of damages, etc. and the basis for the claim by the date three years have passed from the effective date of this Business Alliance (However, with respect to a breach of an obligation whose performance is due after the effective date of the Business Alliance, the later of three years from the effective date of the Business Alliance or twelve months from the due date (For continuing obligations, the end of the term shall be the due date for performance of such obligations.) of such performance).

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Chapter 7. Cancellation and Termination

Article 7.1 (Cancellation and Termination)

1	RIBERESUTE and SYLA may terminate this Agreement by written notice to the other party in the event of any of the following events.

(1)	If the other party breaches any of its obligations or representations and warranties under this Agreement and fails to cure such breach within fourteen (14) days from the date of receipt of the written request for cure, regardless that the other party has requested in writing that such breach be remedied.

(2)	Where a cause for filing an insolvency proceeding has arisen in the other party, or the other party has received such a petition from a third party or has filed such a petition on its own behalf.

2	If required in accordance with laws and regulations and if individually requested by SYLA (not limited to the cases described in the preceding paragraph), RIBERESUTE shall prepare, file and deliver a securities notice and prospectus under the Financial Instruments and Exchange Law and other necessary cooperation required for the sale of all or part of the Shares to a third party.

3	In the event this Agreement is cancelled and terminated pursuant to this Article, the provisions of Article 6.1, this Paragraph and Chapter 8 shall remain in effect. In addition, even if this Agreement is terminated pursuant to this Article, any obligations of each Party that have already accrued prior to the termination of this Agreement or any obligations arising out of or in connection with any acts or omissions of each Party prior to the termination of this Agreement shall not be discharged.

Chapter 8. General provisions

Article 8.1 (Confidentiality Obligation)

1	During the term of this Agreement and for a period of two (2) years from the date of termination of this Agreement, RIBERESUTE and SYLA shall keep the fact that this Agreement has been entered into, its contents and conditions, and information disclosed by the other party in connection with this Agreement (“Confidential Information”) confidential and shall not be disclosed to any third party or used for any purpose other than the purpose of this Agreement, except with the prior written consent of the other party. However, RIBERESUTE and SYLA may disclose Confidential Information (i) to its own or its affiliates’ directors, officers, employees, or advisors, etc. entrusted by it, provided that such persons are subject to the same confidentiality obligations as those set forth in this Article, and (ii) to the minimum extent necessary, Confidential Information may be disclosed when disclosure of Confidential Information is required by law or regulation, or by the judgment, guidance or request of a judicial or administrative body, financial instruments exchange, or the like.

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2	Notwithstanding the preceding paragraph, the information specified in each of the following items shall not be included in Confidential Information.

(1)	Information that was already public knowledge at the time of disclosure
(2)	Information already rightfully in possession at the time of disclosure
(3)	Information independently obtained or developed without violating the terms of this Agreement or unrelated to this Agreement
(4)	Information lawfully obtained from a third party who is not under a duty of confidentiality
(5)	Information that becomes public knowledge through no fault of its own after being disclosed

Article 8.2 (Publication)

Either party may, with the prior consent of the other party (which consent shall not be unreasonably refused, withheld or delayed, or conditioned), issue press releases or other public announcements in connection with this Agreement. However, in the event that any press release or other public announcement in connection with this Agreement is required by law or regulation, or by the judgment or other guidance or request of a judicial or administrative body, financial instruments exchange, or the like, either party may do so upon prior notice to the other party.

Article 8.3 (Notification)

All notices, demands and other communications in connection with this Agreement shall be in writing and shall be sent either by hand, certified or registered mail, or by electronic mail, to the following address or such other address as may be designated by written notice in accordance with this Article from the other party.

(1)	RIBERESUTE’s Address

	Address:	389-1, Kimmei-cho, Soka City, Saitama
	Addressee:	Junichi Ohgane, General Manager, Accounting Dept.
RIBERESUTE CORPORATION
	Email:	oogane@riberesute.co.jp

(2)	SYLA’s Address

	Address:	Ebisu Prime Square 7F, 1-1-39 Hiroo, Shibuya-ku, Tokyo
	Addressee:	Kenji Amma, Group Executive Officer and CLO
SYLA Technologies Co., Ltd.
	Email:	k.amma@syla.jp

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Article 8.4 (Prohibition of Assignment, etc.)

Without the prior written consent of the other party, RIBERESTE and SYLA shall not assign or otherwise dispose of, or allow a third party to succeed to, their positions as parties under this Agreement or their rights or obligations under this Agreement, in whole or in part.

Article 8.5 (Cost sharing)

RIBERESUTE and SYLA shall each bear its own expenses, fees and all other costs incurred by it in connection with the preparation, execution and performance of this Agreement (including, but not limited to, costs related to advisors, etc.)

Article 8.6 (Governing Law and Jurisdiction)

1	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

2	The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes arising out of or in connection with this Agreement.

Article 8.7 (Severability)

The invalidity, violation, or unenforceability of any provision of this Agreement in violation of law or public policy shall not invalidate, violate, or render unenforceable any other provision of this Agreement. In addition, if any provision of this Agreement is held by a court of law to be invalid, violated or unenforceable, such provision shall be interpreted only to the extent necessary to make it valid and enforceable.

Article 8.8 (Good Faith Consultation)

If any question arises between RIBERESUTE and SYLA concerning any matter not provided for in this Agreement or concerning the interpretation of this Agreement, RIBERESUTE and SYLA shall endeavor to resolve such question through consultation in good faith.

(Margins below)

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Two (2) original copies of this Agreement shall be prepared as evidence of the execution of this Agreement, and one (1) copy shall be signed and sealed by RIBERESUTE and SYLA, and one (1) copy shall be retained by each.

January 23, 2024

Riberesute:	389-1, Kimmei-cho, Soka City, Saitama
RIBERESUTE CORPORATION
Shinichi Sakamoto, President and Representative Director

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SYLA:	Ebisu Prime Square 7F, 1-1-39 Hiroo, Shibuya-ku, Tokyo
SYLA Technologies Co., Ltd.
Yoshiyuki Yuto, Representative Director and COO

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Exhibit 3.1.1 Representations and Warranties of RIBERESUTE

1 Establishment and Effective Survival

Each of the RIBERESUTE Group Companies is a stock company (or a corporation legally and validly incorporated and surviving under the laws of Japan) and has the necessary authority and power to engage in the business it is currently operating (“the Business”).

2 Validity and Legal Binding Effect of the Agreement

The Agreement has been legally and validly executed by RIBERESUTE and constitutes a legal, valid and legally binding obligation of RIBERESUTE. The Agreement is enforceable against RIBERESUTE in accordance with its terms and conditions, except to the extent that enforcement of its performance is restricted by Laws and Regulations or the rules of fiduciary duty.

3 Antisocial Forces Not Applicable

RIBERESUTE, RIBERESUTE Group, its officers or their equivalents, major shareholders, and major business partners are not Antisocial Forces, do not cooperate or participate in the maintenance or operation of Antisocial Forces through funding or similar activities, and do not have any direct or indirect relationship with Antisocial Forces as of the execution date of the Agreement and the effective date of the Business Alliance.

4 Absence of Conflict with Laws and Regulations

The execution of the Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby shall not violate any Laws and Regulations to which the RIBERESTE Group Companies are parties or by which they are legally bound, or to the articles of incorporation or other internal rules, agreements, or Judgment of Judicial and Administrative Agencies, etc., nor shall they constitute an Event of Default, etc. Each of the RIBERESUTE Group Companies has obtained all Permissions, etc. required for the execution and performance of the Agreement in accordance with the respective Laws and Regulations.

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5 Shares

The total number of authorized shares of RIBERESUTE is 16,000,000 and the total number of outstanding shares is 10,789,800, all of which are shares of common stock legally and validly issued and outstanding. Except for these shares, RIBERESUTE has not issued or granted any Shares, etc., and there are no agreements or resolutions regarding the issuance or grant of Shares, etc. RIBERESUTE is a non-share certificate issuing company, and its shares are handled by Japan Securities Depository Center, Inc. RIBERESUTE legally and validly holds 200,000 shares of treasury stock.

6 Subsidiaries, etc.

(1)	Except for the RIBERESUTE Subsidiaries, RIBERESUTE has no other subsidiaries or affiliates, nor does it have any corporations, associations, partnerships or other entities in which it holds shares or interests.

(2)	All of the outstanding shares of the RIBERESUTE Subsidiaries are legally and validly issued common stock. Except for these shares, no Shares, etc., have been issued or granted, and there are no agreements or resolutions regarding the issuance or grant of shares, etc., by any of the RIBERESUTE Subsidiaries. RIBERESUTE Subsidiary is a non-share certificate issuing company. RIBERESUTE legally and validly owns all of the outstanding shares of the RIBERESUTE Subsidiary and is the only substantial shareholder of the RIBERESUTE Subsidiary listed or recorded as a shareholder in the RIBERESUTE Subsidiary’s register of shareholders.

7 Financial Statements

(1)	Financial statements (meaning the financial statements stipulated in Article 435, Paragraph 2 of the Companies Act) from the fiscal year ended May 31, 2021 to the fiscal year ended May 31, 2023 of RIBERESUTE Group Companies and the related supplementary schedules have been prepared in accordance with accounting principles and practices generally accepted in Japan and are continuously applied to the RIBERESUTE Group Companies, and present fairly, in all material respects, the financial position and results of operations of RIBERESUTE Group Companies as of the respective periods covered by the financial statements and the end of dates of such respective periods. The financial statements do not contain any untrue statement in any material respect, including with respect to the existence and fair value of assets and liabilities, and do not omit to state a fact required to be stated or necessary to avoid misleading.

(2)	The books of account and accounting records of the RIBERESUTE Group Companies have been timely prepared in accordance with accounting principles and practices generally accepted in Japan, and are accurate and proper in all material respects.

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(3)	Since June 1, 2023, RIBERESUTE Group Companies have been conducting its business in the ordinary course of business, and no event or occurrence has been identified or is specifically threatened to have a material adverse effect on the business, assets, liabilities, equity value, financial condition or results of operations, business operations, cash flows, future earnings plans or prospects, or other conditions of each of the RIBERESUTE Group Companies.

8 Assets

(1)	RIBERESUTE Group Companies own movable property, real estate, and other assets (including but not limited to copyrights, trademarks, patents, utility model rights, design rights, know-how, and all other intellectual property rights) necessary to conduct the Business. (the “Business Assets”).

(2)	Except for wear and tear and age-related deterioration resulting from normal use, the Business Assets are in a condition suitable for use in the current manner, and there are no defects that could seriously impede the continuation of the RIBERESUTE Group Companies’ Business or cause repair costs that exceed normal maintenance costs.

9 Liability for Damages, etc.

None of the RIBERESUTE Group Companies has ever borne any liability for damages or any other responsibility based on default, tort or any other reason for any defect or any other reason for any building it has undertaken to construct or real estate it has sold (except for a building under construction in 4 Hon-Okubo, Narashino City, Chiba), and no claim for damages or any other claim from any third party has ever been made against it (excluding, however, minor claims arising in the ordinary course of business).

10 Labor Relations

(1)	RIBERESUTE Group Companies have fulfilled all obligations to pay remuneration, salaries (including overtime and holiday pay, etc.), bonuses, retirement and severance benefits, social insurance premiums, pensions, and any other money and other payments required to be paid by RIBERESUTE Group Companies to their directors and employees, and there are no underfunded or under-reserved amounts, nor is there a risk that any such deficiency may arise.

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(2)	There have been no orders, punishments, recommendations, remarks, or guidance from the Labor Standards Inspection Office or other supervisory agencies, labor-management disputes, violations of labor-related Laws and Regulations, or work rules, serious industrial accidents, or other work-related accidents at RIBERESUTE Group Companies at present or in the past five years. There are no cases that have been pointed out by the Labor Standards Inspection Office or other supervisory agencies and have not yet been corrected at any of the RIBERESUTE Group Companies. RIBERESUTE Group Companies comply with labor-related Laws and Regulations, Judgment of Judicial and Administrative Agencies, etc., employment regulations, agreements with employees, and labor-management agreements.

(3)	The RIBERESUTE Group Companies legally fulfill their obligations regarding social insurance, including employee pension insurance, health insurance, unemployment insurance, and workers’ accident compensation insurance.

(4)	There are no labor unions in the RIBERESUTE Group Companies.

(5)	There are no underfunded amounts with respect to plans related to benefits, retirement benefits and pensions applicable to the directors and employees of the RIBERESUTE Group Companies.

11 Permissions, etc.

(1)	RIBERESUTE Group Companies has obtained all necessary Permissions, etc. (including, but not limited to, those described in Attachment 3.1.1.11(1)) to conduct this business, in accordance with all applicable Laws and Regulations, in a lawful and valid manner, has maintained such Permissions, etc. in effect, and has conducted its business in compliance with the terms and conditions, and requirements of such Permissions, etc. Except for the disposition based on this violation, (i) there are no relevant Permissions that have adverse conditions or other restrictions that would significantly limit the execution of business by the RIBERESUTE Group companies, (ii) there are no events (except for the temporary threat of a shortage of full-time officers, etc. who meet the criteria of competence sufficient to properly manage the business operations related to the construction business license) that would cause the relevant Permissions, etc. to be changed, invalidated, revoked, or not renewed in a disadvantageous manner, (iii) there are no other orders, dispositions, recommendations, remarks, or guidance (excluding minor ones) from Judicial or Administrative Agencies, etc., and there is no risk of such orders, dispositions, recommendations, remarks, or guidance regarding the relevant Permissions, etc.

(2)	There is no risk that the execution and performance of the Agreement will result in any change, invalidation, revocation, or non-renewal of any Permissions necessary to carry out the Business.

(3)	There are no grants, assistance or subsidies received by the RIBERESUTE Group Companies in the past that will or may be required to be returned in the future due to the execution or performance of the Agreement or for any other reason.

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12 Litigation, etc.

Except for those arising from the violation of the Act on Control of Receipt of Investment, Deposits and Interest Rates, etc. by RIBERESUTE, which was prosecuted by the Tokyo District Public Prosecutor’s Office on July 5, 2023 (the “Violation”), no lawsuits, etc. in which any of the RIBERESUTE Group Companies is a party or in which any of their directors or employees is a party related to the business of the RIBERESUTE Group Companies are pending at present or in the past five years.

13 Intellectual Property Rights

The RIBERESUTE Group Companies do not infringe the copyrights, trademarks, patents, utility model rights, design rights, know-how, or any other intellectual property rights of any third party. In addition, there is no fact that any intellectual property right of any third party has been infringed or claimed to have been infringed by any of the RIBERESUTE Group Companies in the past, nor is there any threat of such infringement.

14 Environment

RIBERESUTE Group Companies complies with all applicable environmental Laws and Regulations (including, but not limited to, the Soil Contamination Countermeasures Law, the Water Pollution Control Law, the Sewerage Law, and the Waste Disposal and Public Cleansing Law). There are no claims, investigations, or other proceedings by Judicial or Administrative Agencies related to these violations at present or in the past five years, and there are no violations or facts that could cause violations that would give rise to an obligation to remove, remedy, or otherwise take action or incur the costs of the work.

15 Compliance with Laws and Regulations

(1)	Except for the Violation, each of the RIBERESUTE Group Companies has complied with all applicable Laws and Regulations, Judgment of Judicial and Administrative Agencies, etc., or its articles of incorporation and other internal rules, and has not received any order, disposition, recommendation, suggestion, or guidance from Judicial or Administrative Agencies, etc. or other third party for violation thereof, at present or in the past five years, and there are no cases that would cause such violation or orders, dispositions, recommendations, suggestions, or guidance, or any other reasons that would hinder the continuation of business.

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(2)	The RIBERESUTE Group Companies do not have any direct or indirect relationship with Antisocial Forces in terms of capital, organization, or transactions, or any other relationship in which Antisocial Forces are deemed to control management, or in which Antisocial Forces are deemed to be substantially involved in management, or in which Antisocial Forces are deemed to be used unfairly, or any other socially reprehensible relationship.

(3)	The RIBERESUTE Group Companies comply with all Laws and Regulations (including, but not limited to, the Construction Business Law and the Real Estate Brokerage Law) necessary to conduct the Business

(4)	The RIBERESUTE Group Companies comply with all construction-related and other Laws and Regulations (including, but not limited to, the Building Standards Act and the Fire Prevention Law) in connection with the construction, development, ownership, or use of real estate among the Business assets. There is no risk that the execution of the Business will be materially affected by any violation of construction-related or other Laws and Regulations, with respect to the real estate of the Business Assets.

(5)	RIBERESUTE Group Companies appropriately manages the personal and confidential information of customers, business partners, and other third parties obtained in the course of conducting the Business in accordance with Laws and Regulations, and no leakage or other security incident involving such information has ever occurred in the past at any of the RIBERESUTE Group Companies, nor are there any information security flaws or defects that could develop into such security incidents.

16 No Contingent Liabilities

The RIBERESUTE Group Companies have not incurred any obligations (whether of any kind, contingent or determinative, accrued or unaccrued, recognized or unrecognized, off-balance-sheet or not, hidden or not, arising from any act or omission of the RIBERESUTE Group Companies, and including any Guaranteed Obligations or Material Obligations) other than those shown in the financial statements for the fiscal year ended May 31, 2023, those incurred by the RIBERESUTE Group Companies in the ordinary course of business after June 1, 2023, and those contemplated by the Agreement.

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17 Taxes and Public Dues

(1)	RIBERESUTE Group Companies have paid in full all corporate income taxes, enterprise taxes, and all other taxes and public dues that are due and payable under Laws and Regulations (including additional taxes, delinquent taxes, additional taxes, etc. imposed by tax authorities in relation to these taxes and public dues, hereinafter referred to as “Taxes and Public Dues” ), and submits tax returns and reports required to be submitted under the relevant Laws and Regulations in a timely manner in accordance with such Laws and Regulations. The contents of such tax returns and reports are true and accurate at the time of submission, and no disputes or differences of opinion have arisen between the Company and the tax authorities.

(2)	No special agreements or other arrangements (whether or not legally binding) relating to Taxes and Public Dues exist between the RIBERESUTE Group Companies and the tax authorities, etc. No questions, inspections, investigations, seizures, or delinquent dispositions related to Taxes and Public Dues have been made, and no tax appeal proceedings, tax suits, or other disputes (whether compulsory or voluntary) have been filed.

(3)	The RIBERESUTE Group Companies have not received any correction, decision, levy decision, or other Judgment of Judicial and Administrative Agencies, etc., tax audit or other disposition by Judicial and Administrative Agencies, etc. (including donation certification) that increases the amount of Taxes and Public Dues payable by the RIBERESUTE Group Companies due to causes prior to the effective date of the Business Alliance.

18 Appropriate Disclosure

All public materials prepared by the RIBERESUTE Group Companies in accordance with the Companies Act, the Financial Instruments and Exchange Act, and other applicable Laws and Regulations have been prepared in an appropriate manner in accordance with each applicable Laws and Regulations, are true and correct in all material respects and contain no shortages or omissions that could be deemed misleading.

19 Provision of Appropriate Information

The information disclosed by the Sellers to SYLA or its Advisors, etc. in connection with the transactions contemplated by the Agreement is true and accurate in all material respects and does not contain any untrue or inaccurate information as to any fact concerning the RIBERESUTE Group Companies, and such information does not contain any shortage or omission that would mislead SYLA or its Advisors, etc. with respect to the RIBERESUTE Group Companies. There is no information that may affect the judgment of SYLA regarding the Share Transfer or the contents of the Agreement, nor is there any material information regarding the RIBERESUTE Group Companies that has not been disclosed or made available to SYLA.

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Exhibit 3.2.1 SYLA’s Representations and Warranties

1 Establishment and Effective Survival

SYLA is a stock company legally incorporated and validly existing under the laws of Japan.

2 Practice of Necessary Powers and Procedures

(1)	SYLA has the power and authority necessary for the execution and performance of the Agreement and for the consummation of the transactions contemplated hereby.

(2)	SYLA’s execution and performance of the Agreement and the consummation of the transactions contemplated hereby have been approved by all necessary authorities of SYLA (except with respect to those procedures that are sufficient to be performed by the effective date of the Business Alliance, which have been performed by the effective date of the Business Alliance).

3 Validity and Legal Binding Effect of the Agreement

The Agreement has been legally and validly executed by SYLA and constitutes its legal, valid and legally binding obligation. The Agreement is enforceable against SYLA in accordance with its terms and conditions, except to the extent that enforcement of its performance is restricted by Laws and Regulations or the rules of fiduciary duty.

4 Absence of Conflict with Laws and Regulations

The execution of the Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby shall not be contrary to any Laws and Regulations to which SYLA is a party or by which SYLA is legally bound or by which SYLA is subject or in effect for SYLA, or to the articles of incorporation or other internal rules, agreements, or Judgment of Judicial and Administrative Agencies, etc., nor shall it constitute an Event of Default, etc. SYLA has obtained all Permissions, etc. required for the execution and performance of the Agreement by the effective date of the Business Alliance in accordance with the respective Laws and Regulations.

5 Absence of Insolvency Proceedings

SYLA has not committed any act that constitutes a suspension of payment and is not insolvent. Insolvency Proceedings have not been commenced against SYLA, and there are no facts that could cause Insolvency Proceedings to be commenced against SYLA. SYLA has not filed for the commencement of Insolvency Proceedings on its own behalf, nor has any third party filed such proceedings. The execution or performance of the Agreement has not caused or is not likely to cause SYLA to become insolvent.

6 Antisocial Forces not Applicable

SYLA, the SYLA Group, its directors or their equivalents, major shareholders, and major business partners are not Antisocial Forces, do not cooperate or participate in the maintenance or operation of Antisocial Forces through funding or similar activities, and do not have any direct or indirect relationship with Antisocial Forces as of the date of execution of the Agreement and the effective date of the Business Alliance.

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Attachment 3.1.1.11 (1) List of Permissions

No.	Types of Permissions and Certifications	Registration and Certification Number	Term of Validity
1.	Construction business	Saitama Prefectural Governor’s License No. 060591	Through May 25, 2026
2.	Real estate brokerage business	Minister of Land, Infrastructure, Transport and Tourism License (02) No. 008560	Through January 16, 2025

*	This is an English translation of the original contract, which is written in Japanese. This English translation was prepared for purposes of filings with the U.S. Securities and Exchange Commission only and is not binding on the parties to the contract. In all instances, the Japanese version of the contract governs.

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